UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 19, 2015

FLASR, INC.

NEVADA	0-55270	46-2681687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1075 Peachtree Street NE, Suite 3650
Atlanta, Georgia 30309

(Address of principal executive offices)

(409) 965-3761

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 19, 2015, Flasr, Inc. (the "Company") entered into a Series A Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") with Everett M. Dickson, the Company's President, Chief Executive Officer and sole director, pursuant to which Mr. Dickson purchased 2.5 million shares of the Company's Series A Convertible Preferred Stock (the "Shares") for the aggregate purchase price of $100,000, which was paid by cancellation of $100,000 of the existing indebtedness of the Company held by Mr. Dickson. The Company issued Mr. Dickson a promissory note (the "Note") in the amount of $123,000, which represented the outstanding balance of the indebtedness owed to Mr. Dickson by the Company following the purchase of the Shares.

The Note, which is due on November 19, 2016, bears interest at the rate of 8% per annum. Principal on the Note is convertible into shares of the Company's common stock at the election of Mr. Dickson at any time at a conversion price equal to a 40% discount of the lowest trading price of the common stock during the 20 trading day period prior to conversion. If there is a chill on the Company, the conversion rate shall be reduced to 50% of the lowest trading price. Interest is to be paid in cash in most circumstances. Failure of the Company to deliver shares to Mr. Dickson within three business days of conversion results in a default under the Note, as well as the Company making Mr. Dickson whole for his loss (based on the highest market price after conversion). The Company has the right to prepay the Note with a premium of up to 148% of all amounts owed to Mr. Dickson depending upon when the prepayment is effectuated.

If there is a transfer of all or substantially all of the assets of the Company, a reclassification (other than a stock split) or a merger or other consolidation, the Company will, upon the request of Mr. Dickson, redeem the Note at an amount equal to 140% of the outstanding principal and any accrued but unpaid interest at the time of the redemption.

The Note contains default events which, if triggered and not timely cured (if curable), will result in the principal increasing 10% and a default interest at the rate of 24% per annum. If the default is a result of not delivering shares upon conversion, the Company has to pay $250 per day beginning on the 4th day, and $500 per day beginning on the 10th day. If the Company loses its bid price, the principal increases by 20%; if the Company is delisted the principal owed to Mr. Dickson increases by 50%.

The foregoing descriptions of the Purchase Agreement and the Note are qualified in their entirety by reference to the provisions of the Purchase Agreement and the Note filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, which are incorporated by reference herein.

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Item 2.03 Creation of a Direct Financial Obligation

The disclosure set forth under Item 1.01 (Entry into a Material Definitive Agreement) above is hereby incorporated in its entirety by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 (Entry into a Material Definitive Agreement) above is hereby incorporated in its entirety by reference into this Item 3.02. The Shares and the Note described in Item 1.01 above were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (the "Act"), and Rule 506 under Regulation D promulgated thereunder. The Note and any shares of common stock issued upon conversion thereof will be deemed to be restricted securities for purposes of the Act and the certificates representing the securities shall bear legends to that effect.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 23, 2015, the Company filed an Amended and Restated Certificate of Designation and Preferences of Series A Convertible Preferred Stock (the "Restated Certificate") to set forth the voting powers, preferences and other rights of the shares of such class, and the qualifications, limitations and restrictions thereof.

The foregoing description of the Restated Certificate is qualified in its entirety by reference to the provisions of the Restated Certificate filed as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Designation and Preferences of Series A Convertible Preferred Stock filed on November 23, 2015.

10.1	Series A Convertible Preferred Stock Purchase Agreement, dated as of November 19, 2015, between Flasr, Inc. and Everett M. Dickson.

10.2	Promissory Note, dated as of November 19, 2015, between Flasr, Inc. and Everett M. Dickson.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2015	FLASR, INC.

	By:	/s/ Everett M. Dickson
Everett M. Dickson
President and Chief Executive Officer

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INDEX TO EXHIBITS

Exhibits	Description

3.1	Amended and Restated Certificate of Designation and Preferences of Series A Convertible Preferred Stock filed on November 23, 2015.

10.1	Series A Convertible Preferred Stock Purchase Agreement, dated as of November 19, 2015, between Flasr, Inc. and Everett M. Dickson.

10.2	Promissory Note, dated as of November 19, 2015, between Flasr, Inc. and Everett M. Dickson.

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